CONTACTS: Media Inquiries

Krista McClure

(248) 435-7115

krista.mcclure@arvinmeritor.com

Investor Inquiries

Brian Casey

(248) 435-0015

brian.casey@arvinmeritor.com

ArvinMeritor Announces Extension of Early Participation Date for Exchange Offer and Increases Size of Exchange Offer

TROY, Mich. (Sept. 15, 2005) — ArvinMeritor, Inc. (NYSE:ARM) today announced the extension of the early participation date in connection with its offer to exchange a new series of Senior Notes due Sept. 15, 2015 (the “New Notes”), for certain of its outstanding $499 million 6.80 percent Senior Notes (the “6.80 percent Notes”) due Feb. 15, 2009, and $150 million 7.125 percent Senior Notes (the “7.125 percent Notes” and, together with the 6.80 percent Notes, the “Old Notes”) due March 15, 2009 (the “Exchange Offer”). The company also today announced an increase in the maximum principal amount it is seeking in the Exchange Offer, from $300 million to $350 million.

The early participation date, which was Sept. 14, 2005, has been extended to 5 p.m. (ET) on Sept. 16, 2005. Holders of the Old Notes who validly tender by the early participation date will receive an early participation payment of $20 per $1,000, as part

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of the total exchange price paid by the company for the Old Notes that are accepted for purchase and not validly withdrawn. Holders of the Old Notes that have previously delivered consents are not required to redeliver such consents or take any other action in response to the extension of the early participation date. Holders of the Old Notes who have already validly tendered may no longer withdraw.

As of 5 p.m. (ET) on Sept. 14, 2005, approximately $252.5 million aggregate principal amount of the Old Notes had been validly tendered for exchange, including $193.9 million of the 6.80 percent Notes and $58.6 million of the 7.125 percent Notes.

The company also today announced that it amended the Exchange Offer to increase the maximum principal amount it is seeking in the tender offer from $300 million to $350 million.

All of the other terms and conditions of the Exchange Offer, including the expiration date, otherwise remain unchanged. The Exchange Offer is scheduled to expire at midnight (ET) on Sept. 28, 2005, unless extended.

The exchange offer is limited to holders of the Old Notes that have certified certain matters to the company, including their status as “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933 (“Eligible Holders”). Full details of the terms and conditions of the Exchange Offer are included in the company’s offering memorandum dated Aug. 31, 2005, which was distributed to Eligible Holders and is available to Eligible Holders through the information agent, Global Bondholder Services Corp. at (866) 470-4200 or (212) 430-3774.

The New Notes have not been registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States, absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release is not an offer to sell or a solicitation of an offer to buy any security. The offer to exchange is being made solely pursuant to the offering memorandum and related letter of transmittal, and only to such persons and in such jurisdictions as is permitted under applicable law.

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ArvinMeritor, Inc. is a premier $8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 31,000 people at more than 120 manufacturing facilities in 25 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: www.arvinmeritor.com.

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Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; the financial condition of the company’s suppliers and customers, including potential bankruptcies; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.